EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HP INC.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.            The name of the corporation is HP Inc. (the “Corporation”).

2.            Article VII of the Certificate of Incorporation of the Corporation (as amended by the Certificates of Amendment, dated February 28, 2001 and October 19, 2015, the “Certificate”) is hereby amended to read in its entirety as set forth below:“No holder of stock of any class or series shall be entitled to cumulative voting rights as to any election of directors of the Corporation.”

“No holder of stock of any class or series shall be entitled to cumulative voting rights as to any election of directors of the Corporation.

3.            This Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of April, 2016.

By:	/s/ Ruairidh Ross
Name:	Ruairidh Ross
Title:	Deputy General Counsel, Assistant Secretary